Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Annual Report on Form 10-K for the year ended December 31, 2015, of Freeport-McMoRan Inc., including the Notes to the Consolidated Financial Statements included in such Form 10-K, to all references to our firm name and to our reserves reports prepared for Freeport-McMoRan Inc. and its subsidiaries (collectively the "Company"), relating to the estimated quantities of certain of the Company's proved and probable reserves of oil and gas and present values thereof as of December 31, 2015. We also hereby consent to the incorporation by reference of such reports in the Registration Statements on Form S-3 (333-206257) and Forms S-8 (333-85803, 333-105535, 333-115292, 333-136084, 333-141358, 333-147413 and 333-189047) of the Company.

NETHERLAND, SEWELL & ASSOCIATES, INC.

     By:    /s/ Danny D. Simmons
    Danny D. Simmons, P.E.
         President and Chief Operating Officer

Houston, Texas
February 26, 2016

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